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                                                                   EXHIBIT 10.22

     [LETTERHEAD OF DOT HILL SYSTEMS CORP.]

     August 30, 2000

     Philip Black
     1718 Midwick Place
     Montecito, CA 93108

     Letter Agreement of Termination of Employment ("Termination Agreement) from Dot Hill Systems Corp. (the "Company").

     Dear Philip:

     This letter confirms written and verbal notice of your termination of employment with the Company.

1. TERMINATION DATE AND EFFECTIVE DATE: Effective the close of business on today, August 30, 2000, (the "Termination Date"), your employment with the Company will end. August 30, 2000 shall be considered your last day of employment for purposes of calculating any time periods that are triggered by your termination. The Effective Date of this Agreement shall be the eighth (8th) day after you sign this Agreement, assuming you do not revoke the Agreement prior to that time ("Effective Date"). You agree that you will resign from your position as a member of the Board of Directors, and any other positions you may have as a member of the Board of the Company's subsidiaries. In furtherance thereof, you agree to execute the Resignation Letter attached hereto as Exhibit A concurrent with the execution of this Agreement.

2. HEALTH CARE: Your participation in health care coverage will end a year after the Termination Date, the date upon which you fail to observe the provisions of your Employment Agreement effective January 1, 1999 and Amended August 2, 1999 (your "Employment Agreement") or the date upon which you become otherwise employed, whichever occurs first. After your participation in Dot Hill's health care programs ends, you may elect to undertake individual (COBRA) participation at your sole expense so long as you are not then eligible to be covered under another health plan that provides you with medical insurance coverage. You will receive information from CobraPro regarding your right to a continuation of coverage under COBRA. Provided you have made the required contributions and are otherwise eligible, COBRA coverage will continue for another 18 months.

3. LIFE INSURANCE: Any life insurance coverage that is currently paid by the Company will end a year after the Termination Date, the date upon which you fail to observe the provisions of your Employment Agreement or the date upon which you become otherwise employed, whichever occurs first. If you are interested in receiving information on converting this coverage to a private policy after coverage ends, please mail your request to Dot Hill, Employee Benefits, 6305 El Camino Real, Carlsbad, CA 92009.

4. 401K: Your employee contributions to the Company's 401K Plan cease as of the Termination Date. Please contact the New York Human Resources Representative if you have any questions about your account in the Company 401K Plan. You will receive help to process any necessary forms. All forms should be returned to the New York Human Resources Representative. Then, at


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     your direction, forms will be submitted to MFS Retirement Services for distribution.

5. COMPANY STOCK & STOCK OPTIONS: Any rights that you may have in any Employee Stock Purchase Plan, Stock Option Plan or similar plan of the Company are determined according to the provisions of the applicable plan and any agreements signed by you. Questions regarding the above should be directed to Valerie Greenberg, Corporate Counsel, or Ms. Weaver.

6. VACATION & EXPENSES: You will receive payment for 371.38 hours of accrued and unused vacation through August 26, 2000 in the amount of $62,491.83, less standard deductions and withholdings. You will also receive reimbursement for all remaining authorized Company business expenses through the Termination Date in the amount of $613.37, however Dot Hill will deduct $1,000 from that amount due to your purchase of a Company laptop computer. These items shall be paid in a lump sum within three days of the Termination Date.

7. SALARY, COMMISSION AND BONUS COMPENSATION: Pursuant to your Employment Agreement, you shall be paid all compensation at your current level of salary, commission and bonus through the Termination Date, the remaining unpaid amounts of which is equal to $15,857.32, less standard deductions and withholdings. This amount shall be payable in a lump sum within three days of the Termination Date. In addition and in exchange for the promises and covenants herein, the Company agrees to pay you an amount equal to $43,925.31, less standard deductions and withholdings and $3,670.00 which you received as an advance at the start of the year, in settlement of any dispute regarding your base salary for the year 2000. Such amount shall also be paid in a lump sum within three days of the Effective Date of this Agreement.

8. SEVERANCE PAYMENTS: In exchange for the promises and covenants herein, you shall be paid a total of $469,544.46, less standard deductions and withholdings. In exchange for the promises and covenants herein, your agreement to be available during the next thirty days to aid the Company in any way reasonably requested, and your waiver of the thirty-day notification requirement of termination set forth in your Employment Agreement, you shall also receive $28,846.15, less standard deductions and withholding. These severance payments shall be paid to you in a lump sum within three days of the Effective Date of this Agreement. During the year following the Effective Date, as additional severance compensation, so long as you are not otherwise employed and you observe the provisions of your Employment Agreement, the Company shall also maintain and provide to you, at the Company's expense, all fringe benefits provided for in Attachment A of the Employment Agreement, subject to the terms of the relevant insurance, benefit or other plans. Such fringe benefits include: any medical and dental benefits for you and your eligible dependents that you received as an employee, any life insurance paid by the Company that you received as an employee, and payment for holidays, sick days, personal days and vacation time. All payments made pursuant to this paragraph are made to you in consideration for your observance of all other provisions of the Employment Agreement including, but not limited to, the confidentiality, non-interference and non-competition provisions of the Employment Agreement. If at any time following the Termination Date you fail to observe the provisions of your Employment Agreement, you shall remit to the Company the amounts that had been paid to you pursuant to this paragraph. Such remittance shall not limit the Company's remedies and rights in the event you fail to observe the provisions of your Employment Agreement.


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9.   WITHHOLDING, TAXES AND INTEREST: All payments required to be made by the
     Company pursuant to this letter will be subject to any and all applicable withholdings, including withholdings for any related federal, state or local taxes. You are responsible to pay any and all income taxes or other taxes incurred by you as a result of your receipt of any payments from the Company. In the event that payments are not made when due, such payments shall bear interest at the rate of 10% per annum. Should you incur attorney's fees in connection with the collection of any unpaid amounts that are properly payable to you under this agreement, the Company shall be responsible to pay the attorney's fees.

10. NO CLAIMS: In exchange for the promises and covenants set forth herein, you hereby release, acquit, and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time prior to the Termination Date, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with the Company's employment of you, the termination of that employment, and the Company's performance of its obligations as your former employer; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the New York anti-discrimination laws, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans With Disabilities Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Nothing herein shall eliminate or reduce any right that you have to seek indemnification from the Company for claims or actions brought against you based on your conduct or actions taken in the course and scope of your duties as an employee or director of the Company.

     You further acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA"). You also acknowledge that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which you were already entitled. You hereby provide the further acknowledgment that you are advised by this writing, as required by the Older Workers Benefit Protection Act, that: (a) your waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement;
     (b) you have the right to consult with an attorney prior to executing this Agreement (although you may voluntarily choose not to do so); (c) you may have at least twenty-one (21) days to consider this Agreement (although you may by your own choice execute this Agreement earlier); (d) you have seven
     (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, therefore making the effective date of this Agreement the eighth day after this Agreement is signed by you.

11. OBLIGATIONS: You are reminded of any and all understandings and agreements between you and the Company regarding intellectual property and

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     confidentiality of Company Information, non-competition and non-interference. If you have any questions regarding the terms of these understandings and agreements, please contact Valerie Greenberg, Corporate Counsel. You acknowledge your continuing obligations under your Employee Confidential Information and Invention Agreement, a copy of which is attached hereto as Exhibit B and Employee Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit C. Pursuant to the attached agreements you understand that you must not use or disclose any confidential or proprietary information of the Company, among other things.

12. COMPANY PROPERTY: You are required to return all equipment belonging to the Company (except for one Company laptop which you have agreed to purchase from the Company for $1,000), including but not limited to the Company's products, computer equipment and peripherals, phone equipment, keys to Company buildings and/or offices, corporate credit cards and phone cards by the Termination Date.

13. ENTIRE AGREEMENT: This Termination Agreement constitutes the complete, final and exclusive embodiment of the entire Termination Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

14. SEVERABILITY: If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

     Very truly yours,

     /s/ CHARLES CHRIST

     Charles Christ
     Chairman of the Board of Directors



     Signature: /s/ PHILIP BLACK Date: 30 Aug. 2000
                Philip Black